Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-169006) and Form S-8 (No. 333-84300, 033-46062, 333-149839, 333-152894, 333-159648, 333-165713 and 333-183529) of MBIA Inc. of our report dated February 27, 2013, except as it relates to the disclosures in Note 19, as to which the date is August 20, 2013, relating to the financial statements of MBIA Insurance Corporation, which appears in this Current Report on Form 8-K of MBIA Inc. dated August 20, 2013.

/s/ PricewaterhouseCoopers LLP

New York, NY

August 20, 2013